                                                       -------------------------
                                                             OMB APPROVAL
                                                       -------------------------
                                UNITED STATES          OMB Number:  3235-0145
                  SECURITIES AND EXCHANGE COMMISSION   Expires: August 31, 1999
                            WASHINGTON, D.C. 20549     Estimated average burden
                                                       hours per response. 14.90
                                                       -------------------------
                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                             (AMENDMENT NO. THREE)*


                            Computron Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   205631104
                                --------------
                                (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)                Page 1 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE  2  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Limited Partnership
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 345,646
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    2,884,715
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            345,646
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            2,884,715
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,230,361
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE  3  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Offshore Limited Partnership, C.V.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherland Antilles Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 2,884,715
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    345,646
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            2,884,715
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            345,646
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,230,361
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE  4  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Management L.P.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    3,230,361
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            3,230,361
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,230,361
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE  5  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Offshore Management, N.V.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Corporation
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    2,884,715
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            2,884,715
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       2,884,715
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.1%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE  6  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Partners L.P.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    3,230,361
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            3,230,361
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,230,361
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE  7  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Harry T. Rein
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    3,230,361
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            3,230,361
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,230,361
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE  8  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       James J. Fitzpatrick
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    3,230,361
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            3,230,361
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,230,361
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE  9  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Stephen L. Green
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    3,230,361
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            3,230,361
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,230,361
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE 10  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Deepak Kamra
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    3,230,361
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            3,230,361
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,230,361
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104               13G                    PAGE 11  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Gregory Kopchinsky
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 26,500
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    3,230,361
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            26,500
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            3,230,361
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,256,861
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.7%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104             13G                      PAGE 12  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Robert Migliorino
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 22,500
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    3,230,361
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            22,500
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            3,230,361
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,252,861
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.7%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 23 pages

--------------------                                      ---------------------
CUSIP NO.  205631104                13G                   PAGE 13  OF 23  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Eric A. Young
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    3,230,361
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            3,230,361
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       3,230,361
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 23 pages

Item 1(a). NAME OF ISSUER

           Computron Software, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           301 Route 17 North, 12th Floor
           Rutherford, NJ  07070

Item 2(a). NAME OF PERSON FILING

           This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan Capital Management L.P. , a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this
           Schedule 13G.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

           Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c). CITIZENSHIP

           Each of Canaan Capital, Canaan Capital Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.


                              Page 14 of 23 pages

Item 2(d).        TITLE OF CLASS OF SECURITIES

                  This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Computron Software, Inc. ("the Company").

Item 2(e).        CUSIP NUMBER

                  CUSIP number 205631104.

Item 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:
           None.

Item 4.    OWNERSHIP

(a) Canaan Capital owns 345,646 shares of Common Stock and Canaan Capital Offshore owns 2,884,715 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Kopchinsky owns 4,000 shares of Common Stock and options to purchase 7,500 shares of Common Stock at $1.00 per share and options to purchase 15,000 shares of Common Stock at $1.63 per share as an individual. Mr. Migliorino owns options to purchase 7,500 shares of Common Stock at $1.00 per share and options to purchase 15,000 shares of Common Stock at $1.63 per share as an individual.

(b) By virtue of their common control, Canaan Capital and Canaan Capital Offshore each may be deemed to be the beneficial owners of 3,230,361 shares of Common Stock, representing beneficial ownership of 13.6% of the Company. Canaan Capital Management, by virtue of its status as general partner of Canaan Capital and Canaan Capital Offshore, may be deemed to be the beneficial owner of 3,230,361 shares, representing beneficial ownership of 13.6%. Canaan Corporation, by virtue of its status as a general partner of Canaan Capital Offshore, may be deemed to be the beneficial owner of 2,884,715 shares, representing beneficial ownership of 12.1%. By virtue of its status as general partner of Canaan Capital Management, Canaan Partners may be deemed to be the beneficial owner of 3,230,361 shares, representing beneficial ownership of 13.6%. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 3,230,361 shares representing in the case of each Partner, beneficial ownership of 13.6%. In addition, Messrs. Kopchinsky and Migliorino own additional shares as outlined in (a) above which increases their respective percentage of ownership to 13.7%. The foregoing percentages are calculated based on the 23,794,355 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1998.



                              Page 15 of 23 pages


                                                          NUMBER OF SHARES
                                    ----------------------------------------------------------------
(c)  Reporting Person                   (i)              (ii)              (iii)             (iv)
     ----------------               ----------         ---------         ---------        ----------
Canaan Capital                         345,646         2,884,715           345,646         2,884,715
Canaan Capital Offshore              2,884,715           345,646         2,884,715           345,646
Canaan Capital Management                    0         3,230,361                 0         3,230,361
Canaan Corporation                           0         2,884,715                 0         2,884,715
Canaan Partners                              0         3,230,361                 0         3,230,361
Harry T. Rein                                0         3,230,361                 0         3,230,361
James J. Fitzpatrick                         0         3,230,361                 0         3,230,361
Stephen L. Green                             0         3,230,361                 0         3,230,361
Deepak Kamra                                 0         3,230,361                 0         3,230,361
Gregory Kopchinsky                      26,500         3,230,361            26,500         3,230,361
Robert J. Migliorino                    22,500         3,230,361            22,500         3,230,361
Eric A. Young                                0         3,230,361                 0         3,230,361


(i)        Sole power to vote or direct the vote
(ii)       Shared power to vote or to direct the vote
(iii)      Sole power to dispose or to direct the disposition of
(iv)       Shared power to dispose or to direct the disposition of

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           Not applicable.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not applicable.

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.    NOTICE OF DISSOLUTION OF GROUP
           Not applicable.

Item 10.   CERTIFICATION
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


DATE:  February 10, 1999

                              Page 16 of 23 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Capital Limited Partnership
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
        -----------------------------------
        General Partner


Canaan Capital Offshore Limited Partnership C. V.
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
        ------------------------------------
        General Partner


Canaan Capital Management L. P.
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
        ------------------------------------
        General Partner


Canaan Capital Offshore Management, N.V.

By:               *
        ------------------------------------
        Director


Canaan Capital Partners L.P.

By:               *
        ------------------------------------
        General Partner


                              Page 17 of 23 pages

                  *
--------------------------------------------
Harry T. Rein


                  *
--------------------------------------------
James J. Fitzpatrick


                  *
--------------------------------------------
Stephen L. Green


                  *
--------------------------------------------
Deepak Kamra


                  *
--------------------------------------------
Gregory Kopchinsky


                  *
--------------------------------------------
Robert J. Migliorino


                  *
--------------------------------------------
Eric A. Young


                                               *By: /s/ Guy M. Russo
                                                    ---------------------------
                                                      Guy M. Russo
                                                      Attorney-in-Fact

----------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.


                               Page 18 of 23 pages